Exhibit 21.0

SUBSIDIARIES OF UCBH HOLDINGS, INC.

Subsidiaries as of December 31, 2004	State of Incorporation/Formation
United Commercial Bank	California
UCBH Trust Co.	Delaware
UCBH Capital Trust I	Delaware
UCBH Capital Trust II	Delaware
UCBH Capital Trust III	Delaware
UCBH Capital Trust IV	Delaware
UCBH Holdings Statutory Trust I	Connecticut
UCBH Holdings Statutory Trust II	Connecticut

SUBSIDIARIES OF UNITED COMMERCIAL BANK

Subsidiaries as of December 31, 2004	State (Jurisdiction) of Incorporation/Formation

U.F. Service Corporation	California
United Commercial Bank Building
Corporation (formerly known as Bank
of Canton of California Building Corporation)	California
California Canton International Bank
(Cayman) Ltd.	Cayman Islands
UCB Investment Services, Inc.	California
UCB Insurance Services, Inc.	California
UCB Community Development Enterprise, Inc.	California